MAIDENFORM BRANDS, INC. REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

Earnings Per Share of $0.13 For Fourth Quarter And $1.15 For Full-Year 2006

Bayonne, New Jersey, March 5, 2007—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the fourth quarter and for the fiscal year ended December 30, 2006. Additionally, the Company provided financial performance guidance for 2007.

Fourth quarter 2006 highlights versus fourth quarter 2005 include:

-	Net sales increased 6.8% to $85.0 million with wholesale net sales increasing 6.9% to $71.1 million.

-	Consolidated gross margins were 37.4%.

-	Net income increased to $3.2 million from a loss of $0.2 million.

-	Diluted earnings per common share were $0.13.

Fiscal 2006 highlights versus fiscal 2005 include:

-	Net sales increased 9.1% to $416.8 million with wholesale net sales increasing 10.0% to $360.6 million.

-	Consolidated gross margins were 37.6%.

-	Net income increased to $27.8 million from $8.9 million.

-	Diluted earnings per common share were $1.15.

-	Total cash and cash equivalents was $14.6 million at the end of 2006. In 2006, Maidenform prepaid $27.5 million of its debt outstanding and re-purchased $7.6 million of its common stock.

Thomas J. Ward, Chief Executive Officer stated, “Our results for the fourth quarter and full-year 2006 reflected the continued strength of our multi-channel distribution strategy. The Company’s performance was driven by our efforts to grow our brand franchises and enter new product categories with our customers. Maidenform’s 2006 milestones included 1) double digit net sales growth in the wholesale business; 2) consolidated gross margin increase to 37.6% through product mix and sourcing initiatives; 3) leveraged expense structure to 24.3% of net sales; and 4) maximized cash flow utilization by paying down $27.5 million of debt and repurchasing $7.6 million of stock. Looking forward, our team continues to remain focused on achieving new levels of success.”

Financial Results for Fourth Quarter 2006 versus Fourth Quarter 2005
Net sales for the fourth quarter of 2006 increased $5.4 million, or 6.8%, to $85.0 million. Wholesale segment net sales in the fourth quarter of 2006 rose $4.6 million, or 6.9%, to $71.1 million.  Retail segment net sales increased $0.8 million, or 6.1%, to $13.9 million in the fourth quarter of 2006. Maidenform’s net sales performance by channel of distribution is highlighted in Exhibit 1 of this press release.

Wholesale Segment
Department Stores & National Chain Stores
Net sales from the department stores and national chain stores increased $3.2 million, or 7.5%, to $45.6 million in the fourth quarter of 2006. These net sales results were due to solid performance in Maidenform bras, continued strong growth in the shapewear category which benefited the Company’s Flexees® and Collection MTM products, in addition to an expanded assortment and additional door distribution in the Company’s full-figure Lilyette® brand.

Mass Merchant
In the fourth quarter, mass merchant net sales increased $1.4 million, or 9.4%, to $16.3 million. Growth in the mass merchant channel was largely driven by entering new product classifications, including shapewear, with one mass customer.

Other
Other net sales, which include sales to specialty retailers, off-price retailers and licensing income, remained unchanged at $9.2 million in the fourth quarter of 2006.

International sales, which are included in the total wholesale segment, increased $0.6 million, or 10.2%, to $6.5 million primarily due to stronger sales from the U.K., Mexico and the Benelux countries.

Retail Segment
Same store sales for Maidenform’s retail outlet stores increased 4.2% in the fourth quarter of 2006 from higher sales of Flexees® and Lilyette® products, in addition to sales strength during the holiday season from higher priced assortments. Internet sales grew 33.0% to $0.8 million in the fourth quarter of 2006. The Company had 76 retail outlet stores as of December 30, 2006 versus 74 at the end of 2005.

Consolidated gross profit increased $5.7 million, or 21.8%, to $31.8 million in the fourth quarter of 2006. As a percentage of net sales, consolidated gross margins improved to 37.4%. The Company’s consolidated gross margins were favorably affected by product mix, sourcing initiatives and less promotional activity from certain customers. For the fourth quarter of 2005, Maidenform’s reported wholesale segment gross margins were unfavorably affected by excess and close-out inventories, particularly associated with the Company’s full support product line and increased retail promotional activities at the end of 2005.

Consolidated selling, general and administrative (SG&A) expense decreased $0.6 million, or 2.4%, to $24.1 million in the fourth quarter of 2006 due to more targeted advertising expenditures, partially offset by Sarbanes-Oxley related expenses. This SG&A expense figure included $0.4 million of expenses associated with Maidenform’s secondary offering of stock for various selling stockholders in November 2006. As a percentage of net sales, SG&A expense was 28.4% in the fourth quarter of 2006. In the prior year quarter, SG&A expense was 31.0% which included non-recurring severance related expenses of $0.3 million associated with plant closures.

Operating income increased $6.3 million, more than five times, to $7.7 million in the fourth quarter of 2006. Operating income as a percentage of net sales increased to 9.1% in the fourth quarter of 2006 from 1.8% in the fourth quarter of 2005.

Net interest expense for the fourth quarter of 2006 decreased $0.3 million to $2.1 million as Maidenform continued to benefit from lower average debt outstanding, despite higher average interest rates.

Maidenform’s effective income tax rate for the fourth quarter of 2006 was 42.9% due, in part, to certain non-deductible expenses related to the Company’s secondary offering in November 2006.

Net income for the fourth quarter of 2006 was $3.2 million and diluted earnings per common share were $0.13. Net income for the fourth quarter of 2005 was a loss of $0.2 million with a diluted loss per common share of $0.01.

Financial Results for Fiscal 2006 versus 2005
Net sales for 2006 increased $34.6 million, or 9.1%, to $416.8 million. Wholesale segment net sales increased $32.8 million, or 10.0%, to $360.6 million in 2006. This increase was driven by department stores/national chain stores channel growth of 9.9% to $222.8 million and mass merchant channel growth of 22.1% to $91.8 million, while other net sales decreased 7.6% to $46.0 million largely from lower liquidation sales. International sales, which are included in the total wholesale segment, increased $1.7 million, or 6.3%, to $28.5 million. Retail segment net sales for 2006 increased $1.8 million, or 3.3%, to $56.2 million and same store sales were up 4.0%.

Consolidated gross profit increased $21.7 million, or 16.1%, to $156.8 million for 2006. As a percentage of net sales, reported consolidated gross margins increased to 37.6% as a result of product mix and sourcing initiatives. Maidenform’s wholesale segment gross margins for 2005 included unfavorable manufacturing variances of $5.7 million, in addition to the unfavorable effect of excess and close-out inventories from the Company’s full support product line in late 2005.

Consolidated SG&A expense decreased $0.3 million, or 0.3%, to $101.3 million for 2006 from $101.6 million for 2005. As a percentage of net sales, SG&A expense was 24.3% for 2006 and 26.6% for 2005. The prior year included non-recurring initial public offering expenses of $3.8 million, a special bonus paid in connection with the credit facility amendment of $1.5 million and severance expense of $1.3 million associated with plant closures. Partially offsetting these non-recurring expenses were, in 2006, increased payroll and related benefits, increased professional fees associated with being a public company and Sarbanes-Oxley readiness, as well as expenses associated with the secondary offering in November 2006.

For 2006, operating income increased $22.0 million, or 65.7%, to $55.5 million. Operating income as a percentage of net sales increased to 13.3% for 2006 from a reported 8.7% for 2005. Operating income for 2005 was influenced by non-recurring expenses associated with plant closures and the Company’s initial public offering in July 2005.

Net income for 2006 was $27.8 million compared to net income, before preferred stock dividends and changes in redemption value, of $8.9 million in 2005. Diluted earnings per common share were $1.15 for 2006 versus a diluted loss per common share of $0.39 for 2005. The prior year loss per share included preferred stock dividends and changes in redemption value of $17.3 million.

Total cash and cash equivalents at the end of 2006 was $14.6 million. Maidenform utilized its excess cash flow by continuing to de-leverage its balance sheet with $27.5 million of debt pre-payments in 2006, including $10.0 million pre-paid in the fourth quarter of 2006. Additionally, the Company purchased $7.6 million of its common stock in 2006. Maidenform’s total debt outstanding was $110.0 million as of December 30, 2006 with a debt to EBITDA ratio of 1.83 to 1.0. The Company’s Board will continue to evaluate the most prudent use of available cash flow and borrowings under the revolver.

Financial Performance Guidance for 2007
Maidenform provided the following financial performance guidance for the full-year 2007 which is highlighted below.

-
Total net sales growth of 6%-7% with low double-digit net sales growth in Maidenform’s branded wholesale business. In 2007, the Company will re-intensify its Self Expressions brand with one mass customer as Maidenform continues to focus aggressively on its branded business.

-
Consolidated gross margins of approximately 38%. In the first quarter of 2007, the Company’s consolidated gross margins are expected to be lower than this annual projection from higher mass merchant sales and overall product mix. Margins will then strengthen throughout the remainder of 2007.

-	Operating income growth of 10%-14%.

-	Total operating cash flow of $30-$35 million.

-	EPS growth of 15%-18%.

Conference Call Information
Maidenform will host a conference call and webcast on Tuesday, March 6th at 8:30 am ET to discuss its fourth quarter and fiscal 2006 results, in addition to providing an update on the business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform”. The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through March 20, 2007 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 36230779.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in 48 countries and territories.

Maidenform Contact Information:
Felise Glantz Kissell
Vice President Investor Relations
(201) 243-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)
	December 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$14,617	$30,978
Accounts receivable, net	39,142	34,169
Inventories	46,911	35,255
Deferred income taxes	9,459	8,724
Prepaid expenses and other current assets	6,203	8,059
Total current assets	116,332	117,185
Property, plant and equipment, net	18,454	18,230
Goodwill	7,884	7,884
Intangible assets, net	99,678	100,838
Other non-current assets	2,505	3,211
Total assets	$244,853	$247,348

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$13,195	$19,212
Accrued expenses and other current liabilities	21,176	18,253
Total current liabilities	34,371	37,465
Long-term debt	110,000	137,500
Deferred income taxes	16,223	10,754
Other non-current liabilities	9,358	8,926
Total liabilities	169,952	194,645

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,964,826 outstanding at December 30, 2006
and 23,488,357 issued and outstanding at December 31, 2005	235	235
Additional paid-in capital	59,478	59,063
Retained earnings (accumulated deficit)	20,953	(6,809)
Accumulated other comprehensive income	158	214
Treasury stock (523,531 shares at an average price per share of $11.31)	(5,923)	-
Total stockholders’ equity	74,901	52,703
Total liabilities and stockholders’ equity	$244,853	$247,348

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		For the years ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Net sales	$85,019	$79,547	$416,835	$382,169
Cost of sales	53,216	53,406	260,083	247,037
Gross profit	31,803	26,141	156,752	135,132
Selling, general and administrative expenses	24,119	24,730	101,238	101,604
Operating income	7,684	1,411	55,514	33,528

Interest expense, net	2,075	2,367	8,521	15,853
Income (loss) before provision
for income taxes	5,609	(956)	46,993	17,675
Income tax expense (benefit)	2,386	(747)	19,231	8,735
Net income (loss)	3,223	(209)	27,762	8,940

Preferred stock dividends and changes in redemption value	-	-	-	(17,264)
Net income (loss) available to
common stockholders	$3,223	$(209)	$27,762	$(8,324)
Basic earnings (loss) per common share	$0.14	$(0.01)	$1.21	$(0.39)
Diluted earnings (loss) per common share	$0.13	$(0.01)	$1.15	$(0.39)
Basic weighted average number of
shares outstanding	22,899,851	23,488,357	23,024,986	21,451,654
Diluted weighted average number of
shares outstanding	24,122,447	23,488,357	24,194,468	21,451,654

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the years ended
	December 30, 2006	December 31, 2005
Cash flows from operating activities
Net income	$27,762	$8,940
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	2,817	5,647
Amortization of intangible assets	1,160	1,160
Amortization of deferred financing costs	888	5,953
Stock-based compensation	2,016	1,609
Deferred income taxes	4,734	3,988
Tax benefit from exercise of stock options	-	2,775
Excess tax benefits related to
share-based compensation	(1,881)	-
Other non-cash items	-	1,097
Net changes in operating assets and liabilities
Accounts receivable	(4,973)	(10,165)
Inventories	(11,656)	1,812
Prepaid expenses and other current and
non-current assets	1,868	(4,018)
Accounts payable	(6,017)	7,488
Accrued expenses and other current and
non-current liabilities	(331)	(4,449)
Income taxes payable	5,246	3,550
Net cash from operating activities	21,633	25,387
Cash flows from investing activities
Capital expenditures	(2,716)	(2,229)
Proceeds from sale of assets	-	5,160
Net cash from investing activities	(2,716)	2,931
Cash flows from financing activities
Term loan facility repayments	(27,500)	(71,287)
Term loan facility borrowings	-	61,037
Repayments under revolving facility	-	(10,000)
Borrowings under revolving facility	-	10,000
Purchase of common stock for treasury	(7,563)	-
Redemption of preferred stock and preferred stock options and
payment of accumulated dividends	-	(46,828)
Cash dividends paid	-	(13,320)
Proceeds from issuance of preferred and common stock	-	52,579
Proceeds from stock options exercised	171	-
Common stock options purchased	-	(140)
Payments of employee withholding taxes related to
net stock option exercises	(2,013)	-
Excess tax benefits related to share-based compensation	1,881	-
Deferred financing costs	(300)	(2,423)
Net cash from financing activities	(35,324)	(20,382)
Effects of exchange rate changes on cash	46	(170)
Net (decrease) increase in cash	(16,361)	7,766
Cash and cash equivalents
Beginning of period	30,978	23,212
End of period	$14,617	$30,978

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$9,296	$9,996
Income taxes	$8,959	$1,677

Supplemental schedule of non-cash investing and financing activities
Equipment acquired with capital lease obligations	$325	$-

				Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	December 30, 2006	December 31, 2005	$ change	% change
Department Stores and
National Chain Stores	$45.6	$42.4	$3.2	7.5%
Mass Merchant	16.3	14.9	1.4	9.4%
Other	9.2	9.2	-	0.0%
Total Wholesale	71.1	66.5	4.6	6.9%

Retail	13.9	13.1	0.8	6.1%

Total Consolidated Net Sales	$85.0	$79.6	$5.4	6.8%

	For the years ended
	December 30, 2006	December 31, 2005	$ change	% change
Department Stores and
National Chain Stores	$222.8	$202.8	$20.0	9.9%
Mass Merchant	91.8	75.2	16.6	22.1%
Other	46.0	49.8	(3.8)	-7.6%
Total Wholesale	360.6	327.8	32.8	10.0%

Retail	56.2	54.4	1.8	3.3%

Total Consolidated Net Sales	$416.8	$382.2	$34.6	9.1%

	Three months ended		For the years ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Bras	65%	64%	68%	68%
Shapewear	25%	24%	22%	20%
Panties	10%	12%	10%	12%
	100%	100%	100%	100%

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